UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 31, 2014

Kite Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36508	27-1524986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Colorado Avenue Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 824-9999

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2014, Kite Pharma, Inc. (“Kite”) entered into a patent license agreement (the “License”) with the National Institutes of Health (“NIH”). Pursuant to the License, Kite holds an exclusive, worldwide license to certain intellectual property related to T cell receptor-based product candidates that target the human papillomavirus (“HPV”) antigens E6 and E7 of the HPV subtype 16.

Pursuant to the terms of the License, Kite is required to pay the NIH a cash payment in the aggregate amount of $350,000, within sixty days of the date of the License. Kite also agreed to reimburse the NIH for past patent expenses in the aggregate amount of approximately $42,000.

The terms of the License also require Kite to pay the NIH minimum annual royalties in the amount of $20,000. The first minimum annual royalty payment is payable on the date that is 60 days following the expiration of the Cooperative Research and Development Agreement, between Kite and the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, and thereafter shall be payable within 30 days of January 1.

Kite is also required to make performance-based payments upon successful completion of clinical and regulatory benchmarks relating to the licensed products. The aggregate potential benchmark payments are $6.0 million, of which aggregate payments of $5.0 million are due only after marketing approval in the United States or in Europe, Japan, China or India. The first benchmark payment of $50,000 will be due upon the commencement of Kite’s first sponsored Phase 1 clinical trial.

In addition, Kite is required to pay the NIH one-time benchmark payments following aggregate net sales of licensed products at certain net sales up to $1.0 billion. The aggregate potential amount of these benchmark payments is $7.0 million. Kite must also pay the NIH royalties on net sales of products covered by the License at rates in the mid single digits. To the extent Kite enters into a sublicensing agreement relating to a licensed product, Kite is required to pay the NIH a percentage of all consideration received from a sublicensee, which percentage will decrease based on the stage of development of the licensed product at the time of the sublicense. Any such sublicense payment is subject to a certain cap.

The License will expire upon expiration of the last patent contained in the licensed patent rights, unless terminated earlier. None of the applications included in the NIH licensed patent rights have issued yet. Any patents issuing from these applications will have a base expiration date no earlier than 2034. The NIH may terminate or modify the License in the event of a material breach, including if Kite does not meet certain milestones by certain dates, or upon certain insolvency events that remain uncured following the date that is 90 days following written notice of such breach or insolvency event. Kite may terminate the License, or any portion thereof, at Kite’s sole discretion at any time upon 60 days written notice to the NIH. In addition, the NIH has the right to require Kite to sublicense the rights to the product candidates covered by the License upon certain conditions, including if Kite is not reasonably satisfying required health and safety needs or if Kite is not satisfying requirements for public use as specified by federal regulations.

The foregoing description of the License is only a summary and is qualified in its entirety by reference to the License. Kite intends to file a copy of the License as an exhibit to its Annual Report on Form 10-K for its fiscal year ending December 31, 2014, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the License.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2015	KITE PHARMA, INC. (Registrant)

	By:	/s/ Cynthia M. Butitta
	Name:	Cynthia M. Butitta
	Title:	Chief Financial Officer and Chief Operating Officer